EXHIBIT 99
                                                                        (a)(iii)

                                ECOS GROUP, INC.

EXHIBIT (a)(iii) JOINT VENTURE AGREEMENT DATED OCTOBER 10,1996 BETWEEN AMERICAN
                   REMEDIAL TECHNOLOGIES, INC. AND MARBI INC.

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                                   AGREEMENT

      THIS AGREEMENT, (This "Agreement") is made and entered into as of this tenth day of October, 1996, by and between AMERICAN REMEDIAL TECHNOLOGIES, INC., a Florida Corporation ("ART"), and MARBI, INC., _______________ a Corporation ('%Iarbi"). ART and Marbi are sometimes referred to in this Agreement collectively as the "Parties" and individually as "Party".

                                  WITNESSETH:

      WHEREAS, Marbi has entered into an exclusivity agreement with Tri State Material Processors for the purchase of Tri State Material Processors beneficiated kisch Ones (hereinafter referred to as "the Exclusivity Agreement") and

      WHEREAS, Marbi and ART each are engaged in the business of providing environmental services, including the recycling and sale of iron and steel production residuals and

      WHEREAS, pursuant to the terms hereof, ART and Marbi desire to enter into a venture to produce and market briquettes from iron and steel production products.

      NOW, THEREFORE, in consideration of the performance by the Parties of the terms, conditions and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

      1. THE JOINT VENTURE

         1.1 FORMATION AND PURPOSE. The Parties hereby enter into and form a joint venture (the "Venture") for the purpose of producing recycled iron and steel products for resale to the iron and steel industry .The Venture shall be known as ECOS Brick, Incorporated or such other name as the Parties may mutually agree upon. The Parties shall execute any registration or assumed or fictitious name certificate or certificates required by law to be filed in connection with the formation ofthe Venture and shall cause such registration, certificate or certificates to be filed in the appropriate records. The rights and obligations of the Parties shall be governed by the provisions of this Agreement and Uniform Partnership Act as enacted in the State of Florida and as may be amended from time to time (the 'IJniform Act"). To the extent that the Uriiform Act is silent on a matter or permits the Parties to agree to the disposition or handling of a matter in a manner contrary to the Uniform Act, the provisions ofthis Agreement shall control.

         1.2 OBLIGATIONS OF THE PARTIES. Initially, the Venture will seek to permit a new facility in Weirton, West Virginia for the production of briquettes. ART will provide the capital for design, permitting Construction and startup of the briquetting facility not to exceed two million two hundred thousand dollars, Marbi will provide the Exclusivity Agreement and the washed iron bearing materials from the exclusivity agreement, other raw materials for example, coke breeze, and will be responsible for the sales and marketing of the briquettes once produced.

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         1.3 OTHER ACTIVITIES OF THE PARTIES. Subject to Section 9, each Party of the Venture shall be free to engage in any other business activity for its exclusive benefit. The other Party of the Venture shall not have any claim of interest in such other business activity. In addition, neither Party of the Venture shall have any authority to bind the other Party. Further, neither the Venture nor either Party shall be responsible or liable for any indebtedness or obligation ofthe other Party, whether or not incurred or arising before or Her the signing of this Agreement, except as to those joint responsibilities, habilities and indebtedness incurred after the date ofthis Agreement and which are specifically identified or within the scope of this Agreement. This Agreement shall not be deemed to cause either Party of the Venture to be a partner of, or agent for, the other Party except to the extent necessary for specific purposes ofthe Venture.

         1.4 PRINCIPAL PLACE OF BUSINESS. The principal place of business of the Venture shall be at the following address:

                       1000 Southern Boulevard, Suite 200
                         West Palm Beach, Florida 33405

      2. RIGHTS. Powers and Duties ofthe Parties

         2.1 THE COMMITTEE. The business and ahirs of the Venture shall be rnanaged by or under the direction of a four person Committee which, so long as ART and Marbi bAh maintain a 50% interest in the Venture, shall consist of two representatives of ART and two representatives of Marbi (the "Committee"). At any time when, as provided in this Agreement, either ART or Marbi does not maintain a 50% interest in the Venture, the members of the Committee will be elected by majority vote of the Parties to the Agreement with each Party to the Venture receiving a number of votes equal to such Party's percentage in the Venture multiplied by one hundred (100). The Committee may exercise ad such powers of the Venture and do all such Awful acts and things as are not by statute or by this Agreement directed or required to be exercised or done by the Parties.

               2.1.1 The Parties hereby appoint the following persons to serve as their respective representatives on the Committee, with full power and authority to act for and bind the respective Parties in matters arising under this Agreement or in connection with the Business.

               2.1.1.1 ART designates _________________ representatives to the Committee.

               2.1.1.2 Marbi designates Mark W. Koch and Craig Brennan as its initial representatives to the Committee.

         2.1.2 Either Party may at any time change its representatives to the Conoenittee by notifying the other Party in the manner provided for herein of the appointment of a new representative. No representative of a Party shall be liable to the Venture or the Parties hereto by reason of his acts as such, except in the case of gross negligence or fraudulent or dishonest conduct.

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         2.1.3 The Comrnittee shall meet no less often than quarterly to act on matters pertaining to the Business. Either Party shall have the power to call additional meetings when necessary in its opiriion The Committee shall act only by unanimous consent.

         2.1.4 In the event of a material impasse of the Committee, a Party (the "Initiating Party") may offer to purchase the Interest in the Venture (the "Subject Interest") of the other Party (the "Receiving Party"). The Initiating Party shall give written notice (the aPurchase Notice") in the manner provided herein to the Receiving Party of the terms of such offer.

               2.1.4.1 The Receiving Party shall have the right and obligation to (a) sell the Subject Interest to the Initiating Party on the terms and conditions set forth in the Purchase Notice or (b) purchase the Interest of the Initiating Party on equivalent terms. This right shall be exercised by the Receiving Party within 30 days of receipt of the Purchase Notice. But in no event before the first to occur of (i) two months after the receipt by the Venture of a permit to operate for the first briquette facility or (ii) four months from the date hereof. The Receiving Party shall exercise its right to sell the Subject Interest or purchase the Interest of the Initiating Party under this subsection by giving notice in writing of its intent to the Initiating Party.

               2.1.4.2 In the event the Receiving Party fails to purchase the Interest of the Initiating Party, elects to sell the Subject Interest to the Initiating Party or fails to provide the notice of election described in the preceding paragraph, the Initiating Party shall purchase the Subject Interest on the terms set forth in the Purchase Notice.

               2.1.4.3 Any purchase or sale of an Interest pursuant to the provisions of Section 2.1.4.1 shall be consummated within three months from the date of the Purchase Notice.

               2.1.4.4 In addition to situations in which there is a material impasse of the Committee, in the event of a change in the beneficial ownership of a controlling interest in the voting capital stock of a Party or in the event that the Board of Directors of a Party as currently constituted changes by more than fifty percent (S0%) (the Party undergoing such a change is referred to in this section as the "Changing Party", and the other Party to the Venture is referred to in this section as the "Non-Changing Partfie'), then the Non-Changing Party wild aRer a period of sixty (60) days, have the option of exercising the rights and obligations of an Initiating Party, and if such option is exercised, the Changing Party will have the rights and obligations of a Receiving Party.

         2.2 MANAGEMENT OF THE VENTURE. The Committee shall designate a General Marwer, who shall have general and active management of the business and affairs of the Venture and such other powers and authority as the Committee shall from time-to-time delegate. The General Manager shall act through such officers, employees or agents of the Venture as the Committee or the General Manager, subject to the approval of the committee, may from time-to-time designate. Except as expressly limited hereinbelow, the General Manager shall have authority to do any and all things necessary to carry out the purpose of this Agreement, including

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but not limited to the following:

              2.2.1 Having accountants prepare annual financial reports and deliver to the Parties monthly reports of operations;

              2.2.2 In accordance with generally accepted principles of accounting consistently applied, and unless otherwise provided in this Agreement, determining whether items of income, gains, loss, deduction, or credit shall be treated either as capital or extraordinary items, or alternatively, as profit or loss items.;

              2.2.3 Taking any and all actions as the General Manager deems necessary or appropriate to effectively manage the Business; and

              2.2.4 Executing, acknowledging and delivering any and all insUnents to effectuate any ofthe foregoing powers.

        2.3 PROHIBITED ACTS. The following actions may not be taken by the General Manager without the express written approval and consent of the committee:

              2.3.1 An act in contravention of this Agreement;

              2.3.2 Any act that would make it impossible to carry on the ordinary business of the Venture;

              2.3.3 Any general assignment for the benefit of the creditors of the Venture;

              2.3.4 Any possession of Venture assets for other than a Venture purpose;

              2.3.5 Any act (except an act expressly required by this Agreement) which would cause the Venture to become an association taxable as a corporation; form;

              2.3.6 Admission of a person or entity as a substitute Party;

              2.3.7 Change and reorganization of the Venture into any other legal

              2.3.8 Selection and opening of bank accounts;

              2.3.9 Borrowing money in the name of the Venture from third parties for the purposes set forth in this Agreement and the execution of promissory notes therefore;

              2.3.10 Causing the Venture to guarantee, endorse or become contingently liable upon the obligations of any other person, firm or entity; and

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              2.3.11 Retaining either or both of the Parties, or their
respective affiliates, to provide services to the Venture, subject to supervision by the General Manager.

         2.4 REIMBURSEMENTS AND PAVMENT OF EXPENSES. The Venture shall pay certain operating expenses, including but not limited to expenses related to employees, facilities and vendors of the Venture, accounting and legal expenses, expenses in connection with reports and applications required to be filed with goverlunental authorities respecting permits, licensing, taxes and other matters and such extraordinary or non-recurring expenses and other operating expenses approved by the Committee. Members of the committee shall serve without compensation, but shall be reimbursed by the Venture for all reasonable out-of-pocket costs incurred in connection with the management of the Venture. In the event either or both of the Parties hereto, or their respective affiliates, are retained hereunder to provide services to the Venture, such person or persons shall be reimbursed for reasonable out-of-pocket costs and direct labor and other costs at rates approved by the Committee.

      3. CAPITALIZATION

         3.1 INITIAL CAPITAL CONTRIBUTIONS. ART shall contribute it's expertise and capital not to exceed $2.2 million dollars to design, permit, construct and commence operatiofis to the Venture and Marbi shall contribute its advice, sources of raw materials, purchasing arrangements with steel mills, the Exclusivity Agreement with Tri State Material Processors and expertise toward the development of the Venture . It is agreed by both Parties that the Contributions made by each Party are of equal value to the Venture.

             The total of the contributions made by each Party to the Venture being equal, the initial interest of the Parties (the Interests) in and to any profits and assets derived from the Business, any property acquired by the Venture, all contributions required, and all money received and losses incurred in the Business shall be as follows:

                         ART               50%
                         Marbi             50%

             The interest may be adjusted from time-to-time in the manner set forth herein.

         3.2 ADDITIONAL CAPITAL CONTRIBUTIONS. All necessary working capital when and as required for the Business, as determined by the Committee, shall be furnished by the Parties proportionately in accordance with their respective Interests. The PartEs agree to make such working capital contributions without set-offor deduction of any type.

              3.2.1 In the Event that one, but not both, of the Parties fails or is unable to fully provide its proportionate share of the funds required by the Venture, as determined by the Committee, on or before the date designated therefor, then the funds contributed by the non-

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defaulting Party (the "Excess Contribution") shall be treated as a non-recourse loan by the nondefaulting Party to the Venture in the amount of the Excess Contribution. The loan shall bear interest at the rate of prime plus two percent (3%) per annum, and shall mature upon the first to occur of (a) the payment of its required capital contribution by the defaulting Party or (b) 120 days afier the making of the Excess Contribution (the "Maturity Date"). If the defaulting Party cures its default with 120 days by making its required capital contribution plus interest, such interest shall be repaid by the Venture to the non-defaulting Party to satisfy the interest on the loan, and the principal due on the non-defaulting Party's loan shall be contributed to capital. To better secure the non-defaulting Party, the Venture shall directly pay the defaulting Party's share of Joint Venture distributions directb to the non-defaulting Party until the interest on the Excess Contnbution loan is completely repaid. If the defaulting Party's distributions exceed the interest on the loan, the distributions will be retained by the Venture and treated as a contribution to the capital account of the Venture to the extent that the defaulting Party's required contribution has not been rnade. For every such dollar retained by the Venture, the non-defaulting Party will be deemed to have contributed one dollar of the principal due on the loan to the capital account. Notwithstanding the direct payment to the non-defaulting Party, any such distributions, because they reduce the obligation of the defaulting Party to the non-defaulting Party, shall be viewed as distributions to the defaulting Party for purposes of this Agreement, including Sections 3.4.5 and 8.3 hereof.

              3.2.2 In the event the Excess Contribution is not repaid on or before the Maturity Date, the Interest of the non-defaulting Party in the Profits, as hereinafter defined (but not the Losses (as hereinafter defined) or liabilities), of the Venture shall be increased to the proportion that the amount actually contributed by such Party bears to the total amount of contributions by both Parties (the "Adjusted Interest"), and the Interest of the defaulting Party shall be decreased to one hundred percent (100%) minus the Adjusted Interest.

         3.3 RIGHT TO WITHDRAW CAPITAL OR PROPERTY. Neither Party shall be entitled to withdraw form the Venture any part of its capital contribution, or to receive any distribution or compensation from the Venture, except as expressly provided in this Agreement. Neither Party shall be entitled to demand or receive any property form the Venture or, if a distribution is made, to receive anything other than cash.

         3.4 CAPITAL ACCOUNTS. An individual capital account (the "Capital Account") shall be maintained for each Party. The balance of a Party's Capital Account shall be equal to its initial capital contribution, any additional contributions made by it to the Venture, and any Profits, as hereinafter defined, allocated to the Party, less all distributions to or on account for the Party, and any Losses, as hereinafter defined, allocated to the Party. The Capital Account shall also be adjusted upward and downward, as provided in
Section 704(b) of the Internal Revenue Code of 1986, as may be amended from time-to-time (the "Code"), and the regulations and temporary regulations promulgated thereunder (the "Regulations").

      4. ALLOCATION OF PROFITS AND LOSSES

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         4.1 GENERAL. The Profits and Losses of the Venture and all other items of income, gain, loss, deduction and credit of the Venture shall be determined for each fiscal year of the Venture (defined in Subsection 6.3 below) in accordance with the method of accounting followed by the Venture for federal income tax purposes and applied in a consistent nunner.

         4.2 ALLOCATION OF PROFITS AND LOSSES. The Venture's Profits and Losses will be allocated as follows, profits aRer taxes will be distributed 50 percent to each party of the venture. Losses shall accrue to the account of American Remedial Technologies. In consideration of this Marbi Inc. agrees to split the commission on it's marketing of materials under the exclusivity agreement with Tri State Material Processors 50 /50 with American Remedial Technologies effective upon execution of this agreement.

         4.3 DEFINITION OF PROFITS AND LOSSES. The term "Profits" and "Losses" mean, for each fiscal year or other period, an amount equal to the Venture's tamble income or loss for sllch year or period as determined in accordance with
Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a) (1) ofthe Code shall be included in taxable income or loss) and taxable income or loss shall be adjusted as provided by the Code and Regulations.

         4.4 CONTRIBUTED PROPERTY. Income, gain and deduction with respect two property contributed to the Venture by either Party shall be allocated in accordance with Section 704(c) of the Code and the regulations applicable thereto, so as to take account of any variation between the basis of the property to the Venture and the agreed upon value of the property at the time of contribution.

      5. DISTRIBUTIONS. The initial capital contribution of ART and the bridge financing provided by Marbi shall be recovered from the Venture by allocating 20 percent of the distribution from the Venture on a pro-rata basis until each parties initial contribution is recovered. Subject to the approval of the Committee and its determination that capital to be distributed is not required for the conduct ofthe Business, the Venture shall distnbute any net Profits to the Parties, reduced by any necessary cash reserves, in accordance with their respective Interests in the Venture no less frequently than quarterly. Any distributions in excess of net Profits shall be made from time-totime as agreed upon by the Committee. The Committee shall seek to distribute cash, in total to both Parties, with respect to each taxable year of the Venture, in an amount which is equal to at least forty percent (40%) of the Venture's net Profits for that year, so as to provide the Parties with sufficient cash f om the Venture to pay income tax on their share of the Venture's income.

      6. TAXES AND ACCOUNTING

         6.1 INCOME TAX RETURNS OF THE VENTURE. All income taxes of the Venture shall be prepared using the cash method of accounting unless any laws or regulations require the accrual method of accounting.

         6.2 ELECTIONS OF THE VENTURE. Each of the Parties hereby recognizes that the

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Venture will be subject to all provisions of Subchapter K of Chapter 1 of
Subtitle A of the Code., governing the taxation of partnerships and partners; provided, however, that it is understood and agreed that the filing of U.S. partnership returns of income shall not be construed to extend the purposes of the Venture or the obligations or liabilities of the Parties as set forth herein. In the event ofthe permitted transfer by one ofthe Parties of all or any part of its interest in the Venture, then such election shall be filed by the Venture upon the request of the Party made with respect to the income tax return for the period including the date of transfer of such interest in the Venture for which the election is being made. Such request shall be in writing and shall be made not less than 60 days prior to the initial date established by law for filing such income tax return,

         6.3 FISCAL YEAR. The fiscal year of the Venture shall be from April 1st to

         6.4 BOOKS OF ACCOUNT AND RECORDS. The Venture shall maintain adequate accounting records t the office of the Venture. All books, records and accounts of the Venture shall be open at all reasonable times to inspection by either Party or any agent of either Party.

         6.5 REPORTS. The Venture's accountants shall cause to bezprepared at the expense ofthe Venture and furnished to each ofthe Parties within 60 days after the close of each fiscal year: (a) a balance sheet of the Venture, dated as ofthe end of such fiscal year, (b) a related statement of income and expense; and (c) information for the fiscal year as to the balance in each Party's Capital Account. In addition, within a reasonable time after the end of each fiscal year, the Venture's accountants shall prepare and deliver to each Party a report setting forth in sufficient detail al such information and data with respect to business transactions affected by or involving the Venture during such fiscal year as shall enable the Parties to prepare their federal, state and local income tax returns in accordance with the laws, rules and regulations then prevailing. The accountants shall also prepare federal, state and local tax returns required by the Venture.

         6.6 AUDITS: TAX MATTERS. If the Internal Revenue Service, or any other governmental agency with jurisdiction, shall conduct, commence or give notification of intent to conduct or commence any audit or other investigation of the books, records, tax returns or other afEirs of the Venture, the Venture shall promptly advise the Parties thereof by notice. _____________ is designated the "Tax Matters partner" under Sections 6221 ET SEQ. of the Code.

         6.7 BANK ACCOUNTS. The Venture shall maintain checking or other accounts in such bank or banks as the Cornmittee shall determine and all funds received by the Venture shall be deposited into those accounts. A withdrawal shall require the signature oftwo members of the committee or such other or different signatures as may be agreed upon by the Parties in order to fulfill the provisions of Section 2.4.

      7. SALE OF VENTURE INTEREST. In the event that any Party (the "Offering Party") desires to accept any bona fide offer to purchase any or all of such Party's Interest in the Venture (the

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"Offered Interest"), the Offering Party shall be obligated to give written notice (the "Offer Notice"), in the manner provided herein, to the other Party (the "Continuing Party") of the terms of such offer, and shall submit to the Continuing Party a true and complete copy of such offer.

         7.1 The Continuing Party shall have the first right and option to purchase the Offered Interest on the same terms and conditions offered by the third party. This right shall be execrable by the Continuing Party within 15 days of receipt of the Offer Notice in the manner provided for herein. The Continuing Party shall exercise its option to purchase under this subsection by giving notice in writing of its intent to exercise its option to the Offering Party. In the event that the Continuing Party declines to purchase the Offered Interest, the Continuing Party has the option to dissolve the Venture in accordance with Section 8 hereof rather than accept the third party as a partner in the Venture.

         7.2 Any material change in the terms of any offer prior to closing shall constitute a new offer subject to the same rights of first refusal by the Continuing Party as in the case of an initial offer.

         7.3 In the event the consideration, terms and/or conditions offered by a third party are such that the Continuing Party may not reasonably be required to furnish the same consideration, meet the sarne terms or satisfy the same conditions, then the Continuing Party mazy purchase the Offered Interest proposed to be sold for the reasonable equivalent in cash and/or other consideration. If the Parties cannot agree within a reasonable time on the reasonable equivalent in cash and/or other consideration, an independent appraiser shall be designated by the parties, at the expense of the Venture, and his determination shall be binding as to the equivalency.

         7.4 In the event the Continuing Party fails to purchase the Offered Interest and has not exercised the option to dissolve the Venture as provided in
Section 7.1, the Offering Party may sell the Offered Interest to the third party on the terms set forth in the Offer Notice, provided that if the sale is not completed within 120 days from the date of the Offer Notice, the Continuing Party shall have an additional right of first refusal on the same terms and conditions as are applicable to the initial right of first refusal, and further provided that, if there is a material change in the terms of the sale, regardless of when the sale is completed, the Continuing Party shall have an additional right of first refusal on the modified terms and conditions. If the Continuing Party accepts the right of first refusal and defaults under this agreement to purchase, the Offering Party then may sell the Offered Interest to any third party at any price.

         7.5 Any attempt by either Party to transfer its Venture Interest or any part thereof, in any manner other than a provided herein, shall be null and void.

      8. DISSOLUTION

         8.1 EVENTS OF DISSOLUTION. The Venture shall be dissolved upon the occurrence of any of the following:

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              8.1.1 At the election of a Continuing Party, as provided in
Section 7.1 hereinabove;

              8.1.2 In the event of an Excess Contribution by a Party, upon written notice by such Party;

              8.1.3 Mutual agreement ofthe Parties to the Verdure; or

              8.1.4 One hundred eight (180) days' prior written notice by either Party.

         8.2 INSOLVENCY. In the event of the dissolution or ternmnation of existence of a Party, or the insolvency of a Party, i.e., the failure of a Party to pay its debts as they mature or the failure to maintain the fair salable value of its assets in excess of its liabilities, the voluntary or involuntary appointment or a receiver, trustee, custodian or similar fiduciary for a Party and, if involuntary, the continuation of such appointment for more than 30 days, an assignment by a Party for the benefit of creditors, the commencement of any proceedings underwany bankruptcy laws by or against a Party, which such proceedings shall continue for more than 30 days, or the nuking by a Party of any offer of settlement, extension or composition to its unsecured creditors generally (such events collectively referred to as insolvency" and such party and its legal representative being hereinafter referred to as the insolvent Party"), then the Venture shall continue without dissolution; and

              8.2.1 All acts, consents and decisions with respect to the Business or the management of the Venture shall thereafter be taken solely by the remaining Party; and

              8.2.2 The participation of the insolvent Party in the profits of the venture shall be United to the Insolvent Party's interest, but the Insolvent Party Shall be charged with, and shall be liable for 100% of any and all losses that may be suffered by the Venture as a result of such Insolvency.

         8.3 WINDING UP AND LIQUIDATION OF THE VENTURE. In the event of dissolution of the Venture, the Venture shall wind up its affairs in an orderly manner and shall be liquidated as quickly as circumstances allow. The remaining assets ofthe Venture shall be applied in the following order:


              8.3.1 To debts owing to creditors other than the parties to the Venture;

              8.3.2 To debts owing to Parties to the Venture; and

              8.3.3 To the Parties in proportion to their then positive Capital Accounts.

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      9. NON-COMPETE AGREEMENT. Until the dissolution of the Ventures as provided herein, each of the Parties, their successors, permitted assigns, parents, subsidiaries and other affiliates, including companies in which either Party has any interest, shall be prohibited from providing briquetting of recycled iron production products in the States of Ohio, Michigan, Pennsylvania, Indiana, Illinois and Missouri other than through the Venture. However, it is understood and agreed that the Parties to the Venture are permitted, in the States of Ohio, Michigan, Pennsylvania, Indiana, Illinois and Missouri, and in any other locations, to perform recycling of scrap iron products by means other than briquetting, ie., magnetic separation, screening etc.. It is further understood and agreed that in connection with their respective Other Remediation Activities, both of the Parties to this Agreement will obtain control; over certain recyclable materials ('controlled Materials") which may be treated through either thermal desorption, magnetic separation, screening or Other Remediation Activities. It is understood and agreed that neither Party to this Agreement is required to have such Controlled Materials remediated by the Venture other than those Controlled Materials covered by the Exclusivity Agreement, and that both Parties to this Agreement are permitted, at their own discretion, to direct such Controlled Materials to be treated by either the Venture or Other Remesliation Activities. The parties hereto acknowledge and agree that any Part's remedy straw for a breach or threatened breach of any of the provisions of this Section 9 would be inadequate and such breach or threatened breach shall be per se seemed as causing irreparable harm to such Party. Therefore, in the event of such breach or threatened breach, the Parties hereto agree that, in addition to any available remedy at law, including but not limited to monetary damages, an aggrieved Party, without posting any bond, shall be entitled to obtain in arbitration, and the offending Party agrees not to oppose the aggrieved Party's request for, equitable relief in the form of specific enforcement, temporary restraining order, temporary or permanent injunction, or any other equitable remedy that rnay then be available to the aggrieved Party.

     10. MISCELLANEOUS

         10.1 COST AND EXPENSES. Each Party hereto agrees to pay its own costs and expenses incurred in negotiating this Agreement and consummating the transactions desonbed herein.

         10.2 ASSIGNMENT. This Agreement rnay not be assigned by either Party hereto without the prior written consent ofthe other Party.

         10.3 ENTIRE AGEEMENT. This Agreement constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof. It supersedes all prior and contemporaneous negotiations, letters and understandings relating to the subject matter hereof.

         10.4 AMENDMENT. This Agreement rnay not be amended, supplemented or modified in whole or in part except by an instrument in writing signed by the Party or Parties against whom enforcement of any such amendment, supplement or modification is sought.

         10.5 CHOICE OF LAW. This Agreement will be interpreted, construed and

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enforced in accordance with the laws of the State of Florida

         10.6 CONSTRUCTION. The Parties hereto and their respective legal counsel participated in the preparation of this Agreement; therefore, this Agreement shall be construed neither against nor in favor of any of the Parties hereto, but rather in accordance with the Air meaning thereof.

         10.7 EFFECT OF WAIVER. The failure of any Party at any time or times to require performance of any provision of this Agreement will in no marner affect the right to enforce the same. The waiver by any Party of any breach of any provision of this Agreement will not be construed to be a waiver by any such Party of any succeeding breach of that provision or a waiver by such Party of any breach of any other provision.

         10.8 SEVERABILITY. The invalidity, illegality or unenforceability of any provision or provisions of this Agreement will not affect any other provision of this Agreement, which will remain in full force and effect, nor will the invalidity, illegality or unenforceability of a portion of any provision ofthis Agreernent affect the balance of such provision. In the event that any one or more of the provisions contained in this Agreement or any portion thereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never bin contained herein

         10.9 ENFORCEMENT. All disputes, without exception, between the Parties to this Agreement arising out of, or relating to, the interpretation or performance pursuant the terms of this Agreement, or any breach thereof, shall be resolved by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), as modified by this
Section 10.9 only. Such arbitration shall take place in West Palm Beach, Florida. This agreement to arbitrate shall be binding upon the Parties. All disputes shall be initiated by the service of a written notice to the other Party of intent to arbitrate setting forth the matter in controversy. Each Party shall bear its own cost and expense of arbitration.

              All arbitration pursuant to this Section 10.9 shall be heard by a panel of three arbitrators. One arbitrator shall be appointed by each of the Parties within five (5) days of the date of the filing of the notice of the intent to arbitrate. The third arbitrator shall be selected by the two (2) arbitrators selected pursuant to the foregoing sentence. Such third arbitrator shall be selected within fifteen (15) days of the date of the filing of the notice of intent to arbitrate. If for any reason an arbitrator is not selected within the applicable time schedule specified in this Section, that arbitrator shall, as soon as possible, be appointed by the West Palm Beach, Florida office of AAA.

              The arbitration hearing shall be conducted by the panel of arbitrators in West Palm Beach, Florida or at such other place as agreed by all the Parties. The hearing must be conducted within six (6) months of the date of the filing of the intent to arbitrate. The decision of the arbitrators shall be rendered no later than fourteen (14) days after the close ofthe hearing and the decision of the arbitrators shall be final and binding upon the parties hereto and reduced to judgement.

              All time periods specified in this Section t0.9 may be extended by the mutual consent of the Parties hereto.

              Should it become necessary for either Party to enter or enforce any award hereunder, such Party will be awarded reasonable attorneys' fees at all trial and appellate levels, expenses and costs. Any such suit, action or proceeding shall be brought in the courts of Palm Beach County in the State of Florida or in the U. S. District Court for the Southern District of Florida The Parties hereto hereby accept the exclusive jurisdiction of those courts for the purpose of any such suit, action or proceeding.

              Venue for any such action, in addition to any other venue permitted by statute, will be Palm Beach County, Florida. The Parties hereto hereby irrevocably waive to the fullest extent permitted by law, any objection that any of them may now or hereafter have to the laying of venue of any such suit, action or proceeding, and hereby further irrevocably waive any claim that any suit, action or proceeding brought in Palm Beach County, Florida has been brought in an inconvenient forum.

              The Parties hereto acknowledge and agree that any Party's remedy at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and such breach of threatened breach shall be per se deemed as causing irreparable harm to such Party. Therefore, in the event of such breach or threatened breach, the Parties hereto agree that, in addition to any available remedy at law, including but not limited to monetary damages,-en aggrieved Party, without posting any bond, shall be entitled to obtain and the offending Party agrees not to oppose the aggrieved Party's request for equitable relief in the form of specific enforcement, temporary restraining order, temporary or permanent injunction, or any other equitable remedy that may then be available to the aggrieved Party.

         10.10 BINDING NATURE. This Agreement will be bi~~g upon and will inure to the benefit of any successor or successors ofthe Parties hereto.

         10.11 NO THIRD PARTV BENEFICIARIES. No person shall be deemed to possess any third party beneficiary right pursuant to this Agreement. It is the intent of the Parties hereto that no direct benefit to any third party is intended or implied by the execution ofthis Agreement.

         10.12 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the sarne instrument.

         10.13 NOTICES. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered in person or sent by overnight delivery, confirmed telecopy or prepaid first class registered or certified mail, return receipt requested, to the following addresses, or such other addresses as are given to the other Party to this Agreement in the manner set forth herein:

          If to American Remedial Technologies, Inc.:

          With copies to:

          If to Marbi Inc.:

          With copies to:

      Any such notice shall be effective when delivered in person or sent by telecopy, one business day after being sent by overnight delivery or three business days aRer being sent by registered or certified mail. Any of the foregoing addresses may be changed by giving notice of such change in the foregoing manner, except that notices for changes of addresses shall be effective only upon receipt.

      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first written above.

                                   AMERICAN REMEDLAL TECHNOLOGIES, INC.

                                   a Florida Corporation

                                   By:
                                      ---------------------------------
                                          Enrique A. Tomen, President

                                   MARBI, INC.,

                                   a Florida Corporation

                                   By:
                                      ---------------------------------
                                       Mark W. Koch, President